UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 18, 2010

SEALY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08738	36-3284147
(State or other jurisdiction	(Commission File Numbers)	(IRS Employer
of incorporation)		Identification No.)

Sealy Drive, One Office Parkway Trinity, North Carolina 27370

(Address of Principal Executive Offices, including Zip Code)

(336) 861-3500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01     Completion of Acquisition or Disposition of Assets.

On November 18, 2010, Sealy Corporation (the “Company”) divested its European manufacturing operations in France and Italy which represent its Europe segment.  Through this transaction, the assets and liabilities of the Company’s European manufacturing operations were combined into a separate entity, SAPSA Group Srl, which was then transferred to a private Italian company.  The net debt of the Company’s European operations, which approximated 6.5 million Euro at the closing date, was assumed by SAPSA Group Srl in connection with the transaction.  Concurrent with this transaction, SAPSA Group Srl entered into a license agreement with Sealy Corporation through which Sealy Corporation will receive royalty payments on sales of Sealy branded product in the European market (excluding the United Kingdom, Ireland, Channel Islands and Isle of Man).

Item 9.01     Financial Statements and Exhibits.

	Description	Page #

99.1	Press Release of Sealy Corporation dated November 18, 2010	4
99.2	Unaudited Pro Forma Financial Information	6

Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to:  general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEALY CORPORATION

/s/ Michael Q. Murray
Date: November 23, 2010
By: Michael Q. Murray

Its: Senior Vice President and General Counsel